Exhibit 99.1

MRC Global Announces First Quarter 2021 Results

Sales of $609 million, a 5% sequential increase

Net loss attributable to common stockholders of ($9) million

Adjusted EBITDA of $24 million

Cash Flow from Operations of $24 million

Houston, TX – April 27, 2021 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related infrastructure products and services to the energy industry, today announced first quarter 2021 results.

The company’s sales were $609 million for the first quarter of 2021, which was 5% higher than the fourth quarter of 2020 and 23% lower than the first quarter of 2020. Sequentially, all sectors experienced an increase in sales, except for gas utilities, which was lower due to an unseasonably higher than average fourth quarter. As compared to the first quarter of 2020, the gas utility sector sales were higher due to market share gains, and all other sectors and segments declined as the impact of the COVID-19 pandemic reduced customer spending.

Net loss attributable to common stockholders for the first quarter of 2021 was ($9) million, or ($0.11) per diluted share, as compared to the first quarter of 2020 net income of $3 million, or $0.04 per diluted share.

Rob Saltiel, MRC Global’s president and chief executive officer stated, “I am pleased with the solid first quarter performance that our team delivered. Despite a slow start to the quarter resulting from customer budget resets and extreme weather conditions, we were able to achieve a 5% sequential revenue increase, a stronger bottom line and continued cash flow generation, reflecting an improved business environment.

"In my first few weeks at MRC Global, I have been very impressed with the caliber of our employees and the long-standing relationships we enjoy with our customers and suppliers. These strengths, along with our commitment to operational excellence and superior customer service, have allowed our company to become the leading PVF distributor and will support our growth ambitions in the years ahead,” Mr. Saltiel added.

MRC Global’s first quarter of 2021 gross profit was $103 million, or 16.9% of sales as compared to the first quarter of 2020 gross profit of $148 million, or 18.6% of sales. Gross profit for the first quarter of 2021 includes $4 million of expense in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting as compared to the first quarter of 2020, which includes income of $3 million relating to LIFO inventory cost accounting. Adjusted gross profit, which excludes the impact of LIFO, for the first quarter of 2021 was $118 million or 19.4% of revenue.

Selling, general and administrative (SG&A) expenses were $100 million, or 16.4% of sales, for the first quarter of 2021 compared to $126 million, or 15.9% of sales, for the same period in 2020. Adjusted SG&A of $98 million for the first quarter of 2021 excludes $2 million of employee separation expense.

Income tax expense was $0 for the first quarter of 2021 as compared to $5 million for the first quarter of 2020. In the first quarter of 2021, the 0% effective tax rate is a result of tax expense on foreign income offsetting U.S. tax benefits on pre-tax losses. The company’s rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes and differing foreign income tax rates.

Please refer to the reconciliation of non-GAAP measures (adjusted gross profit, adjusted SG&A, adjusted EBITDA) to GAAP measures (gross profit, SG&A, net income) in this release.

Sales by Geographic Segment

Sales for the first quarter of 2021 as compared to first quarter of 2020 were adversely impacted by the COVID-19 pandemic and the related mitigation measures, which negatively affected demand.

U.S. sales in the first quarter of 2021 were $484 million, down $154 million, or 24%, from the same quarter in 2020. All sectors were down due to reduced activity levels related to the pandemic and related restrictions, except for gas utilities. Gas utilities’ sector sales were up $10 million, or 5%, primarily due to market share gains and customers increasing activity levels in preparation for the construction season. Upstream production sector sales decreased by $71 million, or 51%, primarily due to reduced spending by customers and a 47% reduction in well completions. Downstream and industrial sector sales declined $52 million, or 27%, due to delayed or reduced maintenance spending from lower demand related to the pandemic. Midstream pipeline sector sales declined $41 million, or 37%, due to lower production levels and associated lower demand for infrastructure as well as the timing of project activity. Sequentially, midstream pipeline, downstream and industrial and upstream production sectors increased as market conditions improved.

Canada sales in the first quarter of 2021 were $32 million, down $18 million, or 36%, from the same quarter in 2020 driven primarily by the upstream production sector, which was adversely affected by the pandemic. The strengthening of the Canadian dollar relative to the U.S. dollar favorably impacted sales by $2 million, or 4%. Sequentially, Canada sales improved primarily due to the upstream production sector as capital spending increased in response to higher commodity prices.

International sales in the first quarter of 2021 were $93 million, down $13 million, or 12%, from the same period in 2020 driven primarily by reduced spending due to lower activity levels associated with reduced customer budgets. Stronger foreign currencies relative to the U.S. dollar favorably impacted sales by $8 million or 8%.

Sales by End-Market Sector

Gas utilities sector sales in the first quarter of 2021 were $210 million, or 34% of total sales, an increase of $8 million, or 4%, from the first quarter of 2020 driven by the U.S. segment.

Downstream and industrial sector sales in the first quarter of 2021 were $194 million, or 32% of total sales, a decrease of $57 million, or 23%, from the first quarter of 2020. The decrease in the downstream and industrial sector sales was across all segments led by the U.S. segment. Sequentially, downstream and industrial sector sales were up 11% as customers completed repair, maintenance, and turnaround work initially postponed in 2020 as well as recovery work related to inclement weather in February.

Upstream production sector sales in the first quarter of 2021 were $127 million, or 21% of total sales, a decline of $95 million, or 43%, from the first quarter of 2020. The decrease in upstream production sales was across all segments led by the U.S. segment. Sequentially, the upstream production sector sales increased slightly, driven by North America as customers increased spending for completions and facility construction.

Midstream pipeline sector sales in the first quarter of 2021 were $78 million, or 13% of total sales, a reduction of $41 million, or 34%, from the first quarter of 2020 driven by the U.S. segment. Sequentially, midstream pipeline sales improved 26% as customers reallocated resources to smaller pipeline projects and some increased valve purchases.

Balance Sheet

Cash provided by operations was $24 million in the first quarter of 2021. The cash balance was $132 million, long-term debt was $382 million, and net debt was $250 million as of March 31, 2021. As of March 31, 2021, availability under the company’s asset-based lending facility was $395 million and available liquidity was $527 million. The company intends to make an excess cash flow payment of $105 million in April, in accordance with the debt agreement. Available liquidity, pro forma for the excess cash payment, will be $422 million, which is sufficient to support the business and capital needs of the company.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its first quarter 2021 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on April 28, 2021. To participate in the call, please dial 412-902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 12, 2021 and can be accessed by dialing 201-612-7415 and using pass code 13717293#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 230 service locations worldwide, approximately 2,600 employees and with 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream production, midstream pipeline, gas utility and downstream and industrial. MRC Global manages a complex network of over 200,000 SKUs and 10,000 suppliers simplifying the supply chain for its over 12,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company's ability to compete successfully with other companies in MRC Global's industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company's suppliers; the company's lack of long-term contracts with most of its suppliers; suppliers' price reductions of products that the company sells, which could cause the value of the company's inventory to decline;  decreases in steel prices, which could significantly lower MRC Global's profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company's lack of long-term contracts with many of its customers and the company's lack of contracts with customers that require minimum purchase volumes;  changes in the company's customer and product mix;  risks related to the company's customers' creditworthiness; the success of the company's acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company's business and whether these acquisitions will yield their intended benefits; the company's significant indebtedness;  the dependence on the company's subsidiaries for cash to meet its obligations;  changes in the company's credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company's insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company's information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of the company’s goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company's intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	March 31,	December 31,
	2021	2020

Assets
Current assets:
Cash	$132	$119
Accounts receivable, net	369	319
Inventories, net	504	509
Other current assets	24	19
Total current assets	1,029	966

Long-term assets:
Operating lease assets	195	200
Property, plant and equipment, net	98	103
Other assets	19	19

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	222	229
	$1,827	$1,781

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$338	$264
Accrued expenses and other current liabilities	85	94
Operating lease liabilities	35	37
Current portion of long-term debt	105	4
Total current liabilities	563	399

Long-term liabilities:
Long-term debt, net	277	379
Operating lease liabilities	181	187
Deferred income taxes	71	70
Other liabilities	36	41

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 106,721,847 and 106,315,296 issued, respectively	1	1
Additional paid-in capital	1,742	1,739
Retained deficit	(790)	(781)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(234)	(234)
	344	350
	$1,827	$1,781

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2021	2020

Sales	$609	$794
Cost of sales	506	646
Gross profit	103	148
Selling, general and administrative expenses	100	126
Operating income	3	22
Other expense:
Interest expense	(6)	(8)

(Loss) income before income taxes	(3)	14
Income tax expense	-	5
Net (loss) income	(3)	9
Series A preferred stock dividends	6	6
Net (loss) income attributable to common stockholders	$(9)	$3

Basic (loss) income per common share	$(0.11)	$0.04
Diluted (loss) income per common share	$(0.11)	$0.04
Weighted-average common shares, basic	82.3	81.7
Weighted-average common shares, diluted	82.3	82.4

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2021	2020

Operating activities
Net (loss) income	$(3)	$9
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	5	5
Amortization of intangibles	6	7
Equity-based compensation expense	5	2
Deferred income tax benefit	-	1
Increase (decrease) in LIFO reserve	4	(3)
Provision for credit losses	-	6
Other	-	1
Changes in operating assets and liabilities:
Accounts receivable	(50)	(33)
Inventories	-	(4)
Other current assets	(6)	2
Accounts payable	75	49
Accrued expenses and other current liabilities	(12)	(5)
Net cash provided by operations	24	37

Investing activities
Purchases of property, plant and equipment	(2)	(2)
Other investing activities	1	-
Net cash used in investing activities	(1)	(2)

Financing activities
Payments on revolving credit facilities	(2)	(228)
Proceeds from revolving credit facilities	2	205
Payments on long-term obligations	(1)	(4)
Dividends paid on preferred stock	(6)	(6)
Repurchases of shares to satisfy tax withholdings	(2)	(3)
Net cash used in financing activities	(9)	(36)

Increase (decrease) in cash	14	(1)
Effect of foreign exchange rate on cash	(1)	(3)
Cash -- beginning of period	119	32
Cash -- end of period	$132	$28

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
March 31,
	U.S.	Canada	International	Total
2021
Gas utilities	$209	$1	$-	$210
Downstream & industrial	138	4	52	194
Upstream production	68	23	36	127
Midstream pipeline	69	4	5	78
	$484	$32	$93	$609
2020
Gas utilities	$199	$3	$-	$202
Downstream & industrial	190	6	55	251
Upstream production	139	37	46	222
Midstream pipeline	110	4	5	119
	$638	$50	$106	$794

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
Type	2021	2020
Line pipe	$65	$100
Carbon fittings and flanges	85	115
Total carbon pipe, fittings and flanges	150	215
Valves, automation, measurement and instrumentation	241	323
Gas products	134	134
Stainless steel and alloy pipe and fittings	29	37
General products	55	85
	$609	$794

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2021	of Revenue	2020	of Revenue*

Gross profit, as reported	$103	16.9%	$148	18.6%
Depreciation and amortization	5	0.8%	5	0.6%
Amortization of intangibles	6	1.0%	7	0.9%
Increase (decrease) in LIFO reserve	4	0.7%	(3)	(0.4)%
Adjusted Gross Profit	$118	19.4%	$157	19.8%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2021	2020

Selling, general and administrative expenses	$100	$126
Employee separation (1)	(2)	-
Adjusted Selling, general and administrative expenses	$98	$126

Notes to above:

(1)	Charges (pre-tax) related to employee separation of which $1 million is non-cash share-based compensation.

The company defines Adjusted Selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, employee separation costs, facility closures plus the recovery of supplier bad debt. The company presents Adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. The company presents Adjusted SG&A because the company believes Adjusted SG&A is a useful indicator of the company’s operating performance. Among other things, Adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses Adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2021	2020

Net (loss) income	$(3)	$9
Income tax expense	-	5
Interest expense	6	8
Depreciation and amortization	5	5
Amortization of intangibles	6	7
Employee separation (1)	1	-
Increase (decrease) in LIFO reserve	4	(3)
Equity-based compensation expense (2)	5	2
Gain on early extinguishment of debt (3)	-	(1)
Foreign currency losses	-	2
Adjusted EBITDA	$24	$34

Notes to above:

(1)	Charge (pre-tax) recorded in SG&A.
(2)	Charges (pre-tax) recorded in SG&A. $1 million relates to employee separation.
(3)	Gain (pre-tax) related to the purchase of the Term Loan recorded in Other, net.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including intangible assets and inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended March 31, 2021
	Amount	Per Share

Net loss attributable to common stockholders	$(9)	$(0.11)
Increase in LIFO reserve, net of tax	3	0.04
Adjusted net loss attributable to common stockholders	$(6)	$(0.07)

	Three Months Ended March 31, 2020
	Amount	Per Share

Net income attributable to common stockholders	$3	$0.04
Decrease in LIFO reserve, net of tax	(2)	(0.03)
Adjusted net income attributable to common stockholders	$1	$0.01

Notes to above:

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

March 31,
2021

Long-term debt, net	$277
Plus: current portion of long-term debt	105
Long-term debt	382
Less: cash	132
Net Debt	$250

Net Debt	$250
Trailing twelve months adjusted EBITDA	87
Leverage ratio	2.9

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. We define Net Debt as total long-term debt, including current portion, minus cash. We define our leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. We believe Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. We believe the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. We believe total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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